UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 19, 2016

OncBioMune Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52218	20-2590810
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11441 Industriplex Blvd, Suite 190. Baton Rouge, LA	70809
(Address of principal executive offices)	(Zip Code)

(225) 227-2384

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On August 19, 2016, OncBioMune Pharmaceuticals, Inc. (“we,” “us,” “our” or the “Company”) entered into a Shareholders Agreement (the “Shareholders Agreement”) with Vitel Laboratorios, S.A. de C.V., a Mexican company (“Vitel”) related to their ownership of Oncbiomune México, S.A. De C.V., a Mexican company (“Oncbiomune Mexico”). Oncbiomune Mexico was launched for the purposes of developing and commercializing our PROSCAVAX vaccine technology and cancer technologies in México, Central and Latin America (“MALA”) for the treatment of prostate, ovarian and various other types of cancer. Vitel is an unrelated third party.

Intellectual Property. Under the terms of the Shareholders Agreement, we have agreed to assign to Oncbiomune Mexico and its affiliates limited patent and intellectual property rights and trademarks related to our OVCAVAX, PROSCAVAX vaccine technology and cancer technologies and future developments related to these technologies. These rights will permit Oncbiomune Mexico to use and develop these technologies in MALA.

Management. Oncbiomune Mexico will be managed by a four person board of directors that includes Jonathan F. Head, Ph. D. who will be Chairman of the Board of Directors, Manuel Cosme Odabachian, Andrew (Al) Kucharchuck, and Carlos F. Alaman Volnie. Under the terms of the Shareholder Agreement, Dr. Head and Mr. Kucharchuck are appointed by us and Messrs. Odabachian and Alaman-Vonie are appointed by Vitel.

Captalization, Preemptive Rights. Oncbiomune Mexico is authorized to issue 10,000 shares of Common Stock, of which 5,000 shares have been subscribed for and issued to us and 5,000 shares have been subscribed for and issued to Vitel. Each of the shareholders of Oncbiomune Mexico have preemptive rights to subscribe and pay their respective pro-rata share, based on their respective percentage of ownership interest in Oncbiomune Mexico, of any new securities that Oncbiomune Mexico may from time to time issue, provided that none of the shareholders will be entitled to endorse or otherwise transfer their preemptive rights. The shareholders shall have the right, for a period of 30 business days after delivery of notice, to purchase from Oncbiomune Mexico the new securities for the same consideration per security and on the same terms as were applicable to such issuance by Oncbiomune Mexico.

Right of First Refusal. In the event an Oncbiomune Mexico shareholder wishes to sell, dispose of, transfer or assign its Common Stock, the other shareholder shall have the irrevocable right of first refusal for a period of 30 days after receipt of written notice of an offer indicating (i) the number of shares of Common Stock owned by the shareholder that are subject to such transfer (the “Offered Shares”), (ii) the purchase price (the “Minimum Price”) for such Offered Shares, and (iii) all other material terms and conditions of the proposed transfer, including payment terms and the identity of the potential third party purchaser.

Funding. The Oncbiomune Mexico shareholders shall equally split all expenses related to: (i) the formation of Oncbiomune Mexico and any other required corporate amendment required to it, (ii) the planned Phase 2A/2B clinical trial of the product called PROSCAVAX for prostate cancer (iii) any other expenses related to the registration of trademarks, intellectual property, and patents in connection with the products to be developed and sold in MALA and (iv) other expenses related to corporate and drug development of Oncbiomune Mexico. Investment milestones will be defined by the Oncbiomune Mexico shareholders.

Term. This Agreement will be effective as of the date hereof and, except as otherwise set forth herein, will continue in effect thereafter until terminated upon the mutual consent of all of the Parties hereto.

Preferential Rights for New Projects. Each Oncbiomune Mexico shareholder shall promptly notify the other Oncbiomune Mexico shareholder and the Company of any business opportunities outside of MALA (“ROW”) with regard to the products and/or the patent rights we agreed to assign to Oncbiomune Mexico (the “ROW Opportunity”). In the event that the Company decides not to participate in such new business opportunity but one or more of the Oncbiomune Mexico shareholders wish to participate directly, the Oncbiomune Mexico shareholder who originally procured the ROW Opportunity (the “Original Oncbiomune Mexico shareholder”) shall make its best efforts to offer the remaining Oncbiomune Mexico shareholders of the Company the right to participate in the ROW Opportunity on the same terms as the other Oncbiomune Mexico shareholder. An Oncbiomune Mexico Oncbiomune Mexico shareholder who is presented with an ROW Opportunity shall have a period of thirty (30) days in which to decide to participate. In the event the parties to the ROW Opportunity are unable to reach an agreement to consummate the transaction contemplated by the ROW Opportunity within thirty (30) days, the Original Oncbiomune Mexico shareholder shall be free to pursue the ROW Opportunity without the remaining Oncbiomune Mexico shareholders.

The foregoing description of the Shareholders Agreement is qualified in its entirety by reference to such Shareholders Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Shareholders Agreement among OncBioMune Pharmaceuticals, Inc., Vitel Laboratorios, S.A. de C.V., and Oncbiomune México, S.A. De C.V. dated August 19, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCBIOMUNE PHARMACEUTICALS, INC.

Dated: August 25, 2016	By:	/s/ Andrew Kucharchuk
Andrew Kucharchuk,
President